Exhibit 99.1

Nektar Therapeutics Announces Second Quarter 2026 Financial Results

SAN FRANCISCO, Aug 13, 2026 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR), a clinical-stage biotechnology company focused on development of novel immunology therapies, today reported financial results for the second quarter ended June 30, 2026.

Cash and investments in marketable securities on June 30, 2026, were $1,023.4 million as compared to $245.8 million on December 31, 2025.

"This year continues to be a transformative year for Nektar as we advance our lead program, rezpegaldesleukin, into Phase 3 clinical trials,” said Howard W. Robin, President and Chief Executive Officer of Nektar. “We initiated the first Phase 3 ZENITH AD trials in atopic dermatitis in July, and we plan to start a single registrational Phase 3 study in alopecia areata in early 2027. Our Phase 3 program establishes a clear path to the first BLA submission for rezpegaldesleukin in 2029. With its novel T-reg mechanism, rezpegaldesleukin is uniquely positioned to provide benefit for patients across a number of chronic autoimmune conditions. Importantly, our financial position is strong with over one billion dollars in cash and investments at the end of the quarter, and a cash runway that extends into the third quarter of 2028, past the initial Phase 3 data readouts expected in mid-2028.”

Revenue in the second quarter of 2026 was $10.1 million as compared to $11.2 million in the second quarter of 2025. Revenue for the first half of 2026 was $21.0 million as compared to $21.6 million in the first half of 2025.

Total operating costs and expenses in the second quarter of 2026 were $52.5 million as compared to $47.4 million in the second quarter of 2025. Total operating costs and expenses were $102.4 million for both the first half of 2026 and first half of 2025. Operating expenses for the second quarter and first half of 2026 reflect an increase in R&D expenses, offset by a decrease in G&A expenses.

R&D expense in the second quarter of 2026 was $39.1 million as compared to $29.9 million for the second quarter of 2025. R&D expense in the first half of 2026 was $74.8 million as compared to $60.4 million for the first half of 2025. R&D expense increased primarily due to the commencement of activities to support the Phase 3 ZENITH AD program in atopic dermatitis as well as manufacturing activities associated with rezpegaldesleukin.

G&A expense was $12.8 million in the second quarter of 2026 as compared to $17.1 million in the second quarter of 2025. G&A expense was $26.2 million in the first half of 2026 as compared to $41.4 million in the first half of 2025. G&A expense decreased primarily due to a decrease in legal expenses.

Our non-cash loss from our equity method investment in Gannet BioChem was $0.3 million in the second quarter of 2026, as compared to $2.4 million in the second quarter of 2025. The non-cash loss from the equity method investment was $2.1 million in the first half of 2026, as compared to $6.8 million in the first half of 2025.

Net loss for the second quarter of 2026 was $40.6 million or $1.23 basic and diluted net loss per share as compared to net loss of $41.6 million or $2.95 basic and diluted loss per share in the second quarter of 2025. Net loss in the first half of 2026 was $85.5 million or $2.96 basic and diluted net loss per share as compared to a net loss of $92.5 million or $6.57 basic and diluted loss per share in the first half of 2025.

Second Quarter 2026 Business Highlights

●	In July 2026, Nektar announced the initiation of the first two global registrational trials in the Phase 3 ZENITH AD program evaluating rezpegaldesleukin in moderate-to-severe atopic dermatitis. The program will include a total of three randomized, double-blind, placebo-controlled trials: ZENITH AD-1 and ZENITH AD-2 will enroll biologic and systemic JAK inhibitor treatment naive patients, and ZENITH AD-3 will enroll patients with prior biologic and/or systemic JAK inhibitor treatment experience.

●	In April 2026, Nektar completed an underwritten public offering of its common stock resulting in $373.8 million of gross proceeds.

●	In April 2026, Nektar announced positive 52-week topline results from the 16-week blinded treatment extension of the Phase 2b REZOLVE-AA study, demonstrating deepening of responses to rezpegaldesleukin in patients with severe-to-very-severe alopecia areata with continued twice-monthly dosing.

Upcoming Data Presentations at the 2026 European Academy of Dermatology and Venereology Congress:

●	Oral Presentation: “Rezpegaldesleukin Provides Durable and Deepening Improvements in the Signs and Symptoms of Atopic Dermatitis with Monthly and Quarterly Dosing: Results from the Phase 2b REZOLVE-AD Maintenance Part of Study”

●	Abstract No: AS-1732

●	Presenter: Dr. Thomas Bieber

●	Session Title: FC02.1B

●	Presentation Date and Time: Thursday, October 1st 10:25 – 10:35 CEST

●	Location: Hall N

●	Oral Presentation: “Rezpegaldesleukin, a Novel Regulatory T Cell-Inducing Biologic, Demonstrates Efficacy and Safety in Severe-to-Very-Severe Alopecia Areata: 52-Week Results from the Phase 2b REZOLVE-AA Study”

●	Abstract No: AS-1872

●	Presenter: Dr. David Rosmain

●	Session Title: FC04.1D

●	Presentation Date and Time: Thursday, October 1st 16:30 – 16:40 CEST

●	Location: Hall N

The presentations at EADV will be made available on Nektar’s website at http://www.nektar.com under Scientific Publications, following the formal presentation.

Conference Call to Discuss Second Quarter 2026 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, today, August 13, 2026.

This press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: https://ir.nektar.com/. The web broadcast of the conference call will be available for replay through September 13, 2026.

To access the conference call, please pre-register here. All registrants will receive dial-in information and a PIN allowing them to access the live call.

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (REZPEG, or NKTR-358), is a novel, first-in-class regulatory T cell stimulator being evaluated in atopic dermatitis, alopecia areata, and Type 1 diabetes mellitus. Nektar’s pipeline also includes preclinical bivalent tumor necrosis factor receptor type II (TNFR2) antibody and bispecific programs, NKTR-0165 and NKTR-0166, and a modified hematopoietic colony stimulating factor (CSF) protein, NKTR-422.

Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will”, “develop,” “potential,” “expect”, “may,” “plan” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the safety and efficacy profile and therapeutic potential of, and future development plans for, rezpegaldesleukin, NKTR-0165, NKTR-0166, and NKTR-422, potential patient preferences and market adoption related thereto, and plans and timing of future clinical trials and data releases. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are in various stages of preclinical and clinical development, the risk of failure is high and can unexpectedly occur at any stage of development, and there can be no assurance that any such drug candidate will obtain regulatory approval; (iv) data reported from ongoing clinical trials may be preliminary or interim and may change as additional patient data becomes available or as continuing observations, verifications and analysis are completed; (v) the timing of the initiation or completion of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (vi) a Fast Track designation does not increase the likelihood that rezpegaldesleukin will receive marketing approval in the United States; (vii) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (viii) certain other important risks and uncertainties set forth in our filings with the Securities and Exchange Commission (SEC), including the risks and uncertainties described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K or Quarterly Report Form 10-Q, as such risks and uncertainties may be amended or supplemented by our other filings with the SEC. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

For Investors:

Vivian Wu
628-895-0661
VWu@nektar.com

Corey Davis, Ph.D.
LifeSci Advisors
212-915-2577
cdavis@lifesciadvisors.com

For Media:

Susan Roberts
LifeSci Communications
202-779-0929
sroberts@lifescicomms.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2026	December 31, 2025(1)
ASSETS
Current assets:
Cash and cash equivalents	$39,267	$15,116
Short-term investments	645,074	230,636
Other current assets	55,061	20,514
Total current assets	739,402	266,266

Long-term investments	339,061	-
Other assets	16,666	14,140
Total assets	$1,095,129	$280,406

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	24,891	10,770
Accrued expenses	23,388	22,271
Operating lease liabilities, current portion	22,706	20,495
Total current liabilities	70,985	53,536

Operating lease liabilities, less current portion	55,850	65,256
Liabilities related to the sales of future royalties, net	57,378	63,157
Other long-term liabilities	7,795	8,625
Total liabilities	192,008	190,574

Commitments and contingencies

Stockholders’ equity:
Preferred stock	-	-
Common stock	3	2
Capital in excess of par value	4,750,686	3,850,099
Accumulated other comprehensive income (loss)	(1,756)	17
Accumulated deficit	(3,845,812)	(3,760,286)
Total stockholders’ equity	903,121	89,832
Total liabilities and stockholders’ equity	$1,095,129	$280,406

(1)	The consolidated balance sheet at December 31, 2025 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025

Revenue:
Non-cash royalty revenue related to the sales of future royalties	$10,131	$11,175	$20,992	$21,635
Total revenue	10,131	11,175	20,992	21,635

Operating costs and expenses:
Research and development	39,129	29,886	74,809	60,366
General and administrative	12,765	17,072	26,204	41,418
Restructuring and impairment	578	447	1,374	616
Total operating costs and expenses	52,472	47,405	102,387	102,400
Loss from operations	(42,341)	(36,230)	(81,395)	(80,765)

Non-operating income (expense):
Non-cash interest expense on liabilities related to the sales of future royalties	(7,206)	(5,394)	(15,148)	(10,368)
Interest income	9,346	1,969	13,588	4,843
Other income (expense), net	(100)	260	(436)	526
Total non-operating income (expense), net	2,040	(3,165)	(1,996)	(4,999)

Loss before provision (benefit) for income taxes and equity method investment	(40,301)	(39,395)	(83,391)	(85,764)

Provision (benefit) for income taxes	2	(188)	66	(136)
Loss before equity method investment	(40,303)	(39,207)	(83,457)	(85,628)

Loss from equity method investment	(319)	(2,386)	(2,069)	(6,847)
Net loss	$(40,622)	$(41,593)	$(85,526)	$(92,475)

Basic and diluted net loss per share	$(1.23)	$(2.95)	$(2.96)	$(6.57)

Weighted average shares outstanding used in computing basic and diluted net loss per share	33,054,865	14,087,307	28,918,445	14,074,545